File No. 70-9141


               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

            FORM U-1/A POST-EFFECTIVE AMENDMENT NO. 1
                   APPLICATION OR DECLARATION
                            under the
           PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                     Entergy Louisiana, Inc.
                        639 Loyola Avenue
                  New Orleans, Louisiana 70113

(Names of company filing this statement and address of principal executive offices)

      _____________________________________________________


                       Entergy Corporation

(Name of top registered holding company parent of each applicant or declarant)

     _______________________________________________________


     E. Renae Conley                         Steven C. McNeal
     President and Chief                     Vice President and Treasurer
       Executive Officer                     Entergy Louisiana, Inc.
     Entergy Louisiana, Inc.                 639 Loyola Avenue
     4809 Jefferson Highway                  New Orleans, Louisiana 70113
     Jefferson, Louisiana 70121


             (Name and address of agent for service)

    ________________________________________________________


The Commission is requested to mail copies of all orders, notices and other communications to:

 John M. Adams, Jr.                           William T. Baker, Jr., Esq
 Associate General Counsel -                  Thelen Reid & Priest LLP
   Corporate and Securities                   40 W. 57th Street, 25th Floor
 Entergy Services, Inc.                       New York, New York 10019
 639 Loyola Avenue                            (212) 603-2106
 New Orleans, Louisiana 70113                 (212) 603-2001 (fax)
 (504)576-2095
 (504)576-4150 (fax)

 Mark S. Otts
 Senior Counsel-Corporate and
   and Securities
 Entergy Services, Inc.
 639 Loyola Avenue
 New Orleans, Louisiana 70113
 (504) 576-2095
 (504) 576-4150 (fax)

Item 2. Fees, Commissions and Expenses

The Company believes that current market conditions require an increase above the 2% of principal amount of underwriters' fees, commissions and expenses as specified in Item 2 in this File to effect sales into the retail securities markets. Accordingly the Company amends the last paragraph of Item 2 in this File to read in its entirety as follows:

      The fees, commissions and expenses of the underwriters expected to be incurred with respect to the Bonds, Debentures, Entity Interests, Preferred or Tax-Exempt Bonds will not exceed the lesser of 3.15% (or in the case of Debentures issued under the Subordinated Debenture Indenture or Entity Interests, 3.25%) of the principal amount of the Bonds, Debentures, Entity Interests, Preferred or Tax-Exempt Bonds, respectively, to be sold or those generally paid at the time of pricing for sales of first mortgage bonds, debentures, subsidiary interests, preferred or tax-exempt bonds, respectively, having the same maturity, issued by companies of comparable credit quality and having similar terms, conditions and features.


Item 5. Procedure

     The Company requests that the Commission's order authorizing the issuance and sale of Bonds, Debentures, Entity Interests and Preferred, and the acquisition of certain PCRBs for or on behalf of the Company, as described in Item 1, be entered by March 26, 2002, as the Company plans to issue and sell Bonds pursuant to such order with a pre-closing on such date.

                            SIGNATURE

     Pursuant to the requirements of the Public Utility Holding
Company Act of 1935, the undersigned company has duly caused this Post-Effective Amendment No. 1 to the Application-Declaration to be signed on its behalf by the undersigned thereunto duly authorized.


                                        ENTERGY LOUISIANA, INC.



                                        By:  /s/ Steven C. McNeal
                                        Steven C. McNeal
                                        Vice President and Treasurer

Dated: March 22, 2002